Exhibit 99.1

Investor Inquiries:
Robert Gudbranson
(440) 329-6111

INVACARE CORPORATION REPORTS STRONG SECOND QUARTER RESULTS

ELYRIA, Ohio – (July 24, 2008) – Invacare Corporation (NYSE: IVC) today announced its financial results for the second quarter and six months ended June 30, 2008.

CONSOLIDATED RESULTS

Earnings per share on a GAAP basis for the second quarter were $0.20 ($6.3 million net earnings) as compared to earnings per share for the same period last year of $0.00 ($0.1 million net earnings).  Adjusted earnings per share(a) were $0.22 for the second quarter of 2008 as compared to adjusted earnings per share(a) for the same period last year of $0.14.   Adjusted net earnings(b) for the quarter were $7.0 million versus $4.3 million last year.  Adjusted earnings before income taxes(c) for the second quarter were $10.9 million as compared to $5.0 million for the second quarter last year.  The significant improvement in adjusted earnings before income taxes(c) was the result of organic sales growth, cost reduction activities and reduced net interest expense, which were partially offset by increased freight and higher commodity costs.

Net sales for the second quarter increased 13.7% to $447.2 million versus $393.3 million last year.  Foreign currency translation increased net sales by five percentage points and acquisitions increased net sales by less than a percentage point. Organic net sales for the quarter grew 7.8% over the same period last year driven primarily by performance in North America/Home Medical Equipment (NA/HME) and Europe.   Reflecting the improved stability and sequential improvement of this business segment, the NA/HME organic net sales increase of 10.4% for the quarter represents the third consecutive quarter over quarter increase.  European organic net sales grew 7.8%, principally due to volume increases achieved in most regions with the exception of Germany where reimbursement and pricing pressures adversely affected sales levels.

Gross margin as a percentage of net sales for the second quarter was lower by 0.2 percentage points compared to last year’s second quarter due to increased freight costs and commodity costs as well as unfavorable product mix in Europe and discounts associated with higher sales to national providers in NA/HME.  These negative factors were partially offset by cost reduction activities, which generated benefits in the second quarter of $4.8 million.  As compared to the first quarter of 2008, gross margins as a percentage of net sales improved by 0.6 percentage points driven by the increased volumes and cost reduction initiatives.

Selling, general and administrative (SG&A) expense increased 11.4% to $104.5 million in the second quarter compared to $93.9 million in the second quarter last year.  Foreign currency translation increased SG&A expense by six percentage points, while acquisitions increased SG&A expense by one percentage point.  Excluding foreign currency translation and acquisitions, SG&A expense increased 4.4% when compared to the second quarter of last year, primarily due to increased bonus and bad debt expense.

Earnings per share on a GAAP basis for the six months ended June 30, 2008 were $0.29 ($9.4 million net earnings) as compared to a loss per share for the same period last year of $0.55 ($17.5 million net loss).  Adjusted earnings per share(a) for the six months ended June 30, 2008 were $0.33 as compared to adjusted earnings per share(a) for the same period last year of $0.18.  Adjusted net earnings(b) for the first six months of 2008 were $10.6 million versus $5.9 million for the same period last year.  Adjusted earnings before income taxes(c) for the first half of 2008 were $17.1 million as compared to $6.5 million for the first half of 2007.  The significant improvement in adjusted earnings before income taxes(c) was the result of organic sales growth, cost reduction activities and reduced net interest expense, which were partially offset by increased freight and commodity costs.

Net sales for the first half of 2008 increased 12.4% to $863.4 million versus $768.2 million for the same period last year.  Foreign currency translation increased net sales by five percentage points and acquisitions increased net sales by less than a percentage point. Organic net sales for the first half of 2008 grew 6.8% over the same period last year driven primarily by performance in NA/HME and Europe.  For the first half of the year, NA/HME organic net sales grew 8.2% while European organic net sales grew 7.4%.

The Company had a higher effective tax rate in the first half of 2008 as compared to the projected rate for the full year 2008 due to the mix of earnings by country.  Specifically, the Company could not record certain tax benefits related to losses in countries which had tax valuation allowances, while normal tax expense was recognized in countries without tax allowances.

A. Malachi Mixon, III, Chairman and Chief Executive Officer, stated, “The Company’s strong organic sales growth and cost reduction initiatives allowed us to achieve significant earnings improvement from last year as well as sequentially from the first quarter.  Cost reduction and selective price increases continue as top priorities in order to offset commodity cost increases which have been incurred on a global basis.  Second quarter free cash flow(d) strengthened as a result of increased earnings to a positive $11 million for the quarter compared to negative $24 million in the first quarter of this year.  With continued increase in profitability and improved working capital management in the second half of the year, free cash flow(d) is still projected to be strong for the year.”

NORTH AMERICA/HOME MEDICAL EQUIPMENT (NA/HME)

For the quarter ended June 30, 2008, NA/HME net sales increased 12.3% to $187.2 million compared to $166.6 million in the same period last year, driven primarily by sales increases in all principal product lines.  Foreign currency and acquisitions each increased net sales by one percentage point.  Rehab product line net sales increased by 6.7% compared to the second quarter last year, despite volume declines in the consumer power product line caused by the Company’s previous decision to terminate sales to a large national account.   Excluding consumer power products, Rehab product line net sales increased 13.3% compared to the second quarter last year, driven by volume increases in custom power and custom manual wheelchairs as well as seating and positioning products.    Standard product line net sales for the second quarter increased 15.1% compared to the second quarter of last year, driven by increased volumes in manual wheelchairs, patient aids and beds partially offset by discounts associated with higher sales of manual wheelchairs to national providers.  Respiratory product line net sales increased 9.2%, driven by volume increases in oxygen concentrators and strong purchases by national and independent providers.

For the second quarter, NA/HME earnings before income taxes were $7.6 million, excluding restructuring charges of less than $0.1 million pre-tax, as compared to earnings before income taxes of $3.0 million last year, excluding restructuring charges of $0.4 million pre-tax. The increase in earnings before income taxes was primarily the result of increased volumes and cost reduction initiatives partially offset by discounts associated with higher sales to national providers for the Respiratory and Standard product lines.

For the first six months of the year, NA/HME net sales increased 10.5% to $362.9 million compared to $328.4 million in the same period last year.  Foreign currency and acquisitions each increased net sales by one percentage point.  NA/HME earnings before income taxes were $12.7 million, excluding restructuring charges of $0.3 million pre-tax, as compared to earnings before income taxes of $2.7 million last year, excluding restructuring charges of $2.8 million pre-tax.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the second quarter increased 2.9% to $64.5 million compared to $62.7 million for the same period last year driven by an increase in home delivery program sales, increased sales volumes with larger providers and growth in the infusion business.  Earnings before income taxes for the second quarter decreased to $0.2 million as compared to $0.5 million last year, primarily as a result of discounts associated with higher sales to larger providers, as well as from higher freight costs.

For the first six months of the year, ISG net sales increased 4.3% to $129.8 million compared to $124.4 million for the same period last year.  Earnings before income taxes decreased to $0.8 million as compared to $1.6 million last year, primarily as a result of higher freight costs and discounts associated with higher sales to larger providers.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the second quarter increased by 7.8% to $23.2 million compared to $21.5 million last year.  Foreign currency translation increased net sales by two percentage points.  Excluding currency, the net sales increase was driven by new products introduced late last year including beds, therapeutic support surfaces and clinical recliners along with strong sales in durable medical equipment (DME) and bathing products.  Earnings before income taxes for the second quarter increased to $0.5 million, excluding restructuring charges of $0.1 million pre-tax, as compared to $0.3 million last year, primarily as a result of volume increases and favorable foreign exchange rate movement of the Canadian dollar.

For the first six months of the year, IPG net sales increased 7.7% to $48.5 million compared to $45.0 million for the same period last year.  Foreign currency translation increased net sales by three percentage points.  Earnings before income taxes increased to $1.5 million, excluding restructuring charges of $0.1 million pre-tax, as compared to $0.7 million last year.

EUROPE

In the second quarter, European net sales increased 22.5% to $146.0 million versus $119.2 million last year.  Foreign currency translation increased net sales by fifteen percentage points.  Net sales performance continues to be strong in most regions with the exception of Germany where reimbursement and pricing pressures are increasing.  For the second quarter, earnings before income taxes were $10.3 million, excluding restructuring charges of $0.6 million pre-tax, as compared to $7.8 million last year, excluding restructuring charges of $1.2 million pre-tax.   This increase in earnings is attributable to volume increases, cost reduction initiatives and a weakening U.S. dollar.  These benefits were partially offset by higher freight costs, an unfavorable product mix toward lower margin product and unfavorable foreign currency impact from the weakness of the British pound as compared to the Euro.

For the first six months of the year, European net sales increased 20.2% to $272.0 million versus $226.2 million last year.  Foreign currency translation increased net sales by thirteen percentage points.  Earnings before income taxes were $14.9 million, excluding restructuring charges of $0.8 million pre-tax, as compared to $12.5 million last year, excluding restructuring charges of $1.9 million pre-tax.

ASIA/PACIFIC

For the quarter, Asia/Pacific net sales increased 13.1% to $26.3 million versus $23.3 million last year.  Foreign currency increased net sales by nine percentage points.  The net sales improvement was the result of volume increases in the Company’s distribution businesses in the region and at the Company’s subsidiary which manufactures microprocessor controllers.  For the quarter, earnings before income taxes were $1.1 million, excluding restructuring charges of $0.2 million pre-tax, as compared to a loss of $0.6 million last year, excluding restructuring charges of $0.3 million pre-tax.  This increase is attributable to volume increases and continued cost reduction initiatives.  As previously announced, the Company’s cost reduction initiative to move manufacturing from New Zealand to China is on track and nearing completion.

For the first six months of the year, Asia/Pacific net sales increased 13.7% to $50.3 million versus $44.2 million last year.  Foreign currency increased net sales by twelve percentage points.  Earnings before income taxes were $0.7 million, excluding restructuring charges of $0.3 million pre-tax, as compared to a loss of $1.7 million last year, excluding restructuring charges of $0.3 million pre-tax.

FINANCIAL CONDITION

Total debt outstanding was $526.2 million at the end of the second quarter, resulting in a debt-to-total-capitalization ratio of 46.6% versus 48.2% at the end of the first quarter.  The Company’s debt outstanding decreased by $12.5 million compared to the end of the first quarter.

Invacare reported $11.4 million of free cash flow(d) in the second quarter of 2008 as compared to the second quarter of 2007 free cash flow(d) of $16.4 million.  The decrease was principally due to increased purchases of property and equipment in 2008 and increased working capital needs due to higher sales.  While net cash provided by operating activities was comparable in each period, receivables and inventories were both a drain on operating cash flow during the 2008 second quarter by approximately $19.0 million and $4.0 million, respectively.  The receivables increase is primarily due to higher than expected sales during the second quarter.  Inventories increased in the quarter primarily in the Asia Pacific region to support future sales initiatives and as a result of its outsourcing efforts.

Days sales outstanding were down 2 days to 60 days versus the second quarter of 2007(e).   Inventory turns at 4.9 improved compared to 4.7 as of the end of the second quarter of 2007.   The Company’s cash and cash equivalents at the end of the quarter were approximately $40.1 million, down from $62.5 million at the end of last year.

OUTLOOK

The Company continues to execute on its plan for the year, despite global commodity cost increases and increasing reimbursement pressures in Europe.  To compensate for rising commodity costs, each of the Company’s segments has already completed or is implementing planned selective price increases and freight policy changes for the third quarter.

As previously communicated, in 2004 the U.S. Congress mandated that The Centers for Medicare and Medicaid Services (CMS) establish a national competitive bidding (NCB) program for certain items and services in the Medicare Modernization Act of 2003.  Following this mandate, CMS established a phase one program for NCB in ten metropolitan areas which was scheduled for implementation on July 1, 2008.  A Congressional review of the program identified risks and inequities in the program, resulting in Congress passing a new law on July 15, 2008 requiring CMS to delay implementation of the program by 18 to 24 months.

This action avoided severe disruptions to patient service and provider stability.  In addition, high end rehab power wheelchairs and accessories, where Invacare is the market leader, were excluded from any future NCB program.  Further, this new law eliminated a provision of the Deficit Reduction Act of 2005 mandating that beneficiaries assume ownership of oxygen equipment after 36 months of use.  This change not only reduces a significant risk to COPD (chronic obstructive pulmonary disease) patients, but also reduces the risk to providers of investing in new oxygen therapy delivery technologies where Invacare has been the industry leader with products such as the HomeFill® oxygen system and XPO2™ portable oxygen concentrator.  These legislative changes are expected to improve the business outlook for the HME industry and Invacare in 2009 and beyond.

In order to offset the cost of this delay, Medicare reimbursement to Invacare’s customers for the product categories that were included in the phase one of the now delayed NCB program will be cut by 9.5% nationwide in January 2009.  The product categories impacted include:  oxygen, standard power wheelchairs and accessories, complex rehab power wheelchairs, beds, walkers, CPAPs, enteral nutrition, support surfaces, diabetes products provided via mail order, and negative pressure wound therapy.

With these factors in mind, the Company updates its 2008 guidance as follows:

•	Organic growth in net sales of 5% to 6%, excluding the impact from acquisitions and foreign currency translation adjustments (changed from 4% to 5% in the first quarter earnings release);

•
Effective tax rate of 25% on adjusted annual earnings.  The Company expects that its effective tax rate for each period in 2008 will fluctuate depending on the mix of earnings between countries with and without tax valuation allowances.  In the first half, the Company could not record tax benefits related to losses in countries which had tax valuation allowances, while normal tax expense was recognized in countries without tax allowances.  This led to a higher effective tax rate in the first half than projected for the year since the Company projects to improve its performance during the year in countries with tax valuation allowances, as well as in countries without tax valuation allowances.  Each quarter, the Company expects to experience a sequential decline in the effective tax rate;

•	Adjusted earnings per share of $1.35 to $1.50; and

•	Free cash flow(d) between $40 million and $45 million (changed from $40 million and $50 million in the first quarter earnings release due to higher working capital needs with increased organic sales).

Commenting on the Company’s anticipated performance, Mixon noted that, “While we remain cautious regarding the impact of commodity cost increases and reimbursement and pricing pressures in Europe, we are confident in our plans to improve second half profitability and cash flow.  We expect sequential improvement in earnings to be driven primarily by continued cost reduction efforts, selective pricing increases, freight recovery actions and organic sales growth.  Looking beyond 2008, we expect that the delay related to required changes for NCB will improve the business outlook for the HME industry and Invacare in 2009 and beyond.”

(a) Adjusted earnings per share (EPS) for the quarter and first six months is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($0.9 million and $1.4 million pre-tax for the quarter and six months ended June 30, 2008, respectively, as compared to $1.8 million and $5.1 million pre-tax for the quarter and six months ended June 30, 2007), debt finance charges, interest and fees associated with the Company’s early 2007 debt refinancing ($13.4 million pre-tax for the six months ended June 30, 2007) and tax valuation allowances, divided by weighted average shares outstanding – assuming dilution.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(b) Adjusted net earnings for the quarter and first six months is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($0.9 million and $1.4 million pre-tax for the quarter and six months ended June 30, 2008, respectively, as compared to $1.8 million and $5.1 million pre-tax for the quarter and six months ended June 30, 2007), debt finance charges, interest and fees associated with the Company’s early 2007 debt refinancing ($13.4 million pre-tax for the six months ended June 30, 2007), and tax valuation allowances.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Adjusted earnings before income taxes is a non-GAAP financial measure which is defined as earnings (loss) before income taxes excluding the impact of restructuring charges ($0.9 million and $1.4 million pre-tax for the quarter and six months ended June 30, 2008, respectively, as compared to $1.8 million and $5.1 million pre-tax for the quarter and six months ended June 30, 2007), debt finance charges, interest and fees associated with the Company’s early 2007 debt refinancing ($13.4 million pre-tax for the six months ended June 30, 2007).  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(d) Free cash flow is a non-GAAP financial measure which is defined as net cash used by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(e)  Days Sales Outstanding (DSO) is currently based on both trade receivables – net and installment receivables – net.  In previous quarters, DSO did not include installment receivables and excluded the 2006 incremental accounts receivable reserve of $26.8 million.  Under the previous methodology, days sales outstanding would have improved by one day to 61 days at the end of the second quarter of 2008 versus 62 days at the end of last year and 64 days at the end of the second quarter of 2007.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles.  The Company has 6,000 associates and markets its products in 80 countries around the world.  For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “forecast”, “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: possible adverse effects of being substantially leveraged, which could impact our ability to raise capital, limit our ability to react to changes in the economy or our industry or expose us to interest rate or event of default risks; changes in government and other third-party payor reimbursement levels and practices, including the Medicare Improvements for Patients and Providers Act of 2008; consolidation of health care providers and our competitors; loss of key health care providers; ineffective cost reduction and restructuring efforts; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; extensive government regulation of our products; lower cost imports; increased freight costs; failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad; potential product recalls; uncollectible accounts receivable; difficulties in implementing a new Enterprise Resource Planning system; legal actions or regulatory proceedings and governmental investigations; product liability claims; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for our products; provisions of Ohio law or in our debt agreements, our shareholder rights plan or our charter documents that may prevent or delay a change in control; the loss of the services of our key management and personnel; decreased availability or increased costs of raw materials which could increase our costs of producing our products; inability to acquire strategic acquisition candidates because of limited financing alternatives; risks inherent in managing and operating businesses in many different foreign jurisdictions; exchange rate fluctuations, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2007		2008		2007
Net sales	$447,152		$393,267		$863,430		$768,172
Cost of products sold	322,979	*	283,321	*	626,049	*	559,170 *
Gross profit	124,173		109,946		237,381		209,002
Selling, general and administrative expense	104,520		93,851		202,215		181,617
Charge related to restructuring activities	859		1,661		1,370		4,813
Debt finance charges, interest and fees associated with debt refinancing	-		8		-		13,381
Interest expense – net	8,787		11,247		18,106		21,116
Earnings (loss) before income taxes	10,007		3,179		15,690		(11,925)
Income taxes	3,750		3,125		6,340		5,525
Net earnings (loss)	$6,257		$54		$9,350		$(17,450)

Net earnings (loss) per share – basic	$0.20		$0.00		$0.29		$(0.55)
Weighted average shares outstanding – basic	31,905		31,838		31,890		31,832

Net earnings (loss) per share – assuming dilution **	$0.20		$0.00		$0.29		$(0.55)
Weighted average shares outstanding – assuming dilution **	31,916		31,844		31,946		31,832

* Cost of products sold includes inventory markdowns resulting from restructuring of $60 and $71 for the three and six-month periods ending June 30, 2008, respectively; as compared to $128 and $245 for the three and six-month periods ending June 30, 2007, respectively.

** Net earnings (loss) per share assuming dilution calculated for six-month period ending June 30, 2007 utilizing weighted average shares outstanding – basic as a result of the Company’s net loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net earnings (loss)	$6,257	$54	$9,350	$(17,450)
Interest expense	9,679	11,770	19,696	22,113
Income taxes	3,750	3,125	6,340	5,525
Depreciation and amortization	11,544	10,806	22,552	21,880
EBITDA	31,230	25,755	57,938	32,068
Restructuring charges	919	1,789	1,441	5,058
Debt finance charges, interest and fees associated with debt refinancing	-	8	-	13,381
Bank fees	692	716	1,569	1,480
Stock option expense	614	467	1,279	1,077
Adjusted EBITDA(1)	$33,455	$28,735	$62,227	$53,064

(1) Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, debt finance charges, interest and fees associated with the Company’s debt refinancing, bank fees, and stock option expense.  It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s future operating performance and cash flow.  Moreover, our definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under our senior secured credit facility.  In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate our performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS (LOSS) PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net earnings (loss) per share – assuming dilution *	$0.20	$0.00	$0.29	$(0.55)
Weighted average shares outstanding- assuming dilution *	31,916	31,844	31,946	31,832
Net earnings (loss)	$6,257	$54	$9,350	$(17,450)
Income taxes	3,750	3,125	6,340	5,525
Earnings (loss) before income taxes	10,007	3,179	15,690	(11,925)
Restructuring charges	919	1,789	1,441	5,058
Debt finance charges, interest and fees associated with debt refinancing	-	8	-	13,381
Adjusted earnings before income taxes	10,926	4,976	17,131	6,514
Income taxes	3,900	650	6,530	630
Adjusted net earnings	$7,026	$4,326	$10,601	$5,884
Weighted average shares outstanding- assuming dilution	31,916	31,844	31,946	31,891
Adjusted earnings per share – assuming dilution(2)	$0.22	$0.14	$.33	$0.18

 (2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, debt finance charges, interest and fees associated with the Company’s debt refinancing and tax valuation reserves divided by weighted average shares outstanding – assuming dilution.  It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company’s operating performance.

* Net earnings (loss) per share – assuming dilution calculated for six-months ended June 30, 2007 utilizing weighted average shares outstanding – basic as a result of the Company’s net loss.

Business Segments – The Company operates in five primary business segments:  North America / Home Medical Equipment (“NA/HME”), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific.  The five reportable segments represent operating groups, which offer products to different geographic regions.  Intersegment revenue for reportable segments was $28,059,000 and $53,014,000 for the three and six months ended June 30, 2008 and $21,038,000 and $40,912,000 for the three and six months ended June 30, 2007, respectively.  The information by segment is as follows:

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues from external customers
North America / HME	$187,163	$166,601	$362,944	$328,364
Invacare Supply Group	64,523	62,696	129,779	124,372
Institutional Products Group	23,177	21,496	48,474	44,989
Europe	145,977	119,213	271,980	226,243
Asia/Pacific	26,312	23,261	50,253	44,204
Consolidated	$447,152	$393,267	$863,430	$768,172

Earnings (loss) before income taxes
North America / HME	$7,607	$2,591	$12,432	$(117)
Invacare Supply Group	204	556	793	1,611
Institutional Products Group	371	288	1,369	683
Europe	9,712	6,596	14,155	10,520
Asia/Pacific	882	(909)	406	(2,019)
All Other	(8,769)	(5,943)	(13,465)	(22,603)
Consolidated	$10,007	$3,179	$15,690	$(11,925)

Restructuring charges before income taxes
North America / HME	$29	$381	$255	$2,811
Invacare Supply Group	-	(29)	-	14
Institutional Products Group	115	5	115	9
Europe	557	1,155	783	1,941
Asia/Pacific	218	277	288	283
Consolidated	$919	$1,789	$1,441	$5,058

Debt finance charges, interest and fees associated with debt refinancing
All Other	$-	$8	$-	$13,381

Earnings (loss) before income taxes excluding restructuring charges and debt finance charges, interest and fees associated with debt refinancing
North America / HME	$7,636	$2,972	$12,687	$2,694
Invacare Supply Group	204	527	793	1,625
Institutional Products Group	486	293	1,484	692
Europe	10,269	7,751	14,938	12,461
Asia/Pacific	1,100	(632)	694	(1,736)
All Other	(8,769)	(5,935)	(13,465)	(9,222)
Consolidated	$10,926	$4,976	$17,131	$6,514

 “All other” consists of unallocated corporate selling, general and administrative expense and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.  In addition, the “All other” earnings (loss) before income taxes for 2007 includes debt finance charges, interest and fees associated with debt refinancing and earnings (loss) associated with a consolidated variable interest entity.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	June 30, 2008 (unaudited)	December 31, 2007
Current Assets
Cash, cash equivalents and marketable securities	$40,085	$62,455
Trade receivables – net	308,375	264,143
Inventories – net	213,140	195,604
Deferred income taxes and other current assets	72,219	68,883
Total Current Assets	633,819	591,085

Other Assets	177,024	196,398
Plant and equipment – net	169,514	169,376
Goodwill	571,374	543,183
Total Assets	$1,551,731	$1,500,042

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$164,112	$150,170
Accrued expenses	147,157	145,958
Accrued income taxes	3,859	5,973
Short-term debt and current maturities of long-term debt	39,893	24,510
Total Current Liabilities	355,021	326,611

Long-Term Debt	486,300	513,342
Other Long-Term obligations	107,617	106,046

Shareholders’ Equity	602,793	554,043
Total Liabilities and Shareholders’ Equity	$1,551,731	$1,500,042

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH USED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net cash provided (used) by operating activities	$15,487	$16,085	$(2,968)	$(2,258)
Plus:
Net cash impact related to restructuring activities	978	4,330	2,056	8,701
Less:
Purchases of property and equipment, net	(5,087)	(3,981)	(11,600)	(7,308)
Free Cash Flow	$11,378	$16,434	$(12,512)	$(865)

Free cash flow is a non-GAAP financial measure that is comprised of net cash used by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment.  Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).